Exhibit 23.3

Consent of Independent Auditors

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated November 3, 2011, with respect to the combined financial statements of Beltway Surgery Centers, LLC; Eagle Highlands Surgery Center, LLC; Senate Street Surgery Center, LLC; Indiana Endoscopy Centers, LLC; Ball Outpatient Surgery Center, LLC; and Riley Outpatient Surgery Center, LLC, (collectively, the Surgery Centers), included in the Registration Statement (Form S-1) and related Prospectus of ASC Acquisition LLC for the registration of shares of its common stock.

/s/ Ernst & Young LLP

Indianapolis, IN

October 25, 2013